SUB-ITEM 77I

   CREATION OF SHARE CLASS

   MFS Core Equity Fund, MFS Low Volatility Equity Fund, MFS Low Volatility Global Equity Fund, MFS New Discovery Fund, MFS Research International Fund, MFS Technology Fund and MFS Value Fund, each a series of MFS Series Trust I (the "Trust"), established a new class of shares, Class T shares, as described in the prospectus contained in Post-Effective Amendment No. 79 to the Registration Statement of MFS Series Trust I (File Nos 33-7638 and 811-
   4777), as filed with the Securities and Exchange Commission via EDGAR on December 28, 2017 under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.